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                                                                  EXHIBIT 10.16

                            LAMALIE ASSOCIATES, INC.
                           Suite 200E Northdale Plaza
                            3903 Northdale Boulevard
                              Tampa, FL 33624-1824


                                                               November 9, 1998

Mr. Philip R. Albright
2914 Bay Vista Avenue
Tampa, FL 33611

Dear Phil:

         This letter confirms in writing our agreements with you regarding your service as interim chief financial officer ("Interim CFO") with Lamalie Associates, Inc. (the "Company").

         1. Since September 23, 1998 (the "Effective Date"), you have been serving as the Interim CFO. The duration of this letter agreement (the "Covered Period"), began on the Effective Date and shall end, unless earlier terminated as provided below, on the first to occur of (1) the close of business on March 23, 1999 or (2) the day on which a candidate other than you accepts the position of permanent Chief Financial Officer (the "Permanent CFO"). Upon the end of the Covered Period, all of your rights to receive compensation or benefits under this letter agreement and all of the Company's obligations to provide any such compensation or benefits, other than rights and obligations already accrued at or prior to the end of the Covered Period and other than as expressly provided in this letter agreement, shall terminate.

         2. In your capacity as Interim CFO, you will perform duties and services consistent with the position of the Company's chief financial officer, pending the appointment of the Permanent CFO, as may reasonably be assigned to you. During your employment with the Company, you shall devote your best efforts and your full business time and attention to the business and affairs of the Company. You shall not become employed, engaged or involved, in any capacity, in any commercial or professional endeavor or business other than the business and affairs of the Company.

         3. Commencing with the Effective Date and during the Covered Period, the Company shall pay you a base salary at the rate of $150,000 per year (the "Base Salary"), payable in bi-weekly or such installments as is the Company's practice with respect to its senior employees.

         4. You shall receive a deferred bonus in the amount of $20,000 cash (the "Deferred Bonus"), payable in a cash lump sum payment upon the first to occur of (1) the naming of a Permanent CFO, (2) March 23, 1999 or (3) the termination of your employment (A) by the Company for any reason other than "Good Cause" (as defined in paragraph 8 of this letter agreement) or (B) by you following a "Change in Control" (as that term is defined in Section 2(d) of the Company's 1998 Omnibus Stock and Incentive Plan).

         5. You shall be eligible to earn an additional bonus based upon your performance as Interim CFO between the Effective Date and the conclusion of the Company's current fiscal year ending February 28, 1999 (the "Performance Bonus") in accordance with the criteria for the



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Performance Bonus as may be mutually agreed to in writing by you and the Chief
Operating Officer. To receive any Performance Bonus, you must be employed by the Company on February 28, 1999. The amount of any Performance Bonus shall take into account the fact that you will have served as Interim CFO only during a portion of the fiscal year.

         6. We confirm that as an additional inducement to your accepting the position of Interim CFO, you were granted options to purchase 5,000 shares of the Company's stock, which options have an initial exercise price of $5.625 per share (the closing price for the Company's stock on October 7, 1998, two days after the public release of the Company's earnings release for the six months ended August 31, 1998).

         7. If (1) at any time during the Covered Period, the position of Permanent CFO is accepted by a candidate other than you or (2) as of March 23, 1999, you are employed by the Company, for a period of 120 days after the first to occur of the foregoing events (a "Severance Benefit Event"), you may elect to terminate your employment with the Company. Upon such termination of employment, you shall receive (A) a lump sum cash payment of $87,500 and (B) the continuation by the Company at its sole cost and expense for a period of 12 months after such termination of employment of your then current level of health and medical insurance benefits paid for by the Company immediately prior to such termination (such payments and benefits shall be referred to collectively as the "Severance Benefits"). Your rights to elect to receive Severance Benefits under this letter agreement shall be deemed to have accrued upon the occurrence of the first Severance Benefit Event and shall terminate if not exercised by your terminating your employment and requesting in writing the payment and provision of Severance Benefits within the 120 days period following the occurrence of the Severance Benefit Event. The Company's obligation to pay and provide Severance Benefits under this paragraph 7 shall be conditioned upon the prior receipt by the Company of a release from you in form and substance reasonably satisfactory to the Company in respect of all claims (other than claims for accrued but unpaid salary, unpaid Severance Benefits and other accrued rights expressly provided for in this letter agreement) you may have against the Company arising out of your employment with the Company and the termination of your employment with the Company ( including but not limited to claims under any federal or state employment discrimination law).

         8. The Company may terminate your employment for "Good Cause," which shall mean (A) conviction of a felony or conviction of any crime in connection with your employment by the Company which causes the Company a substantial detriment (other than traffic offenses); (B) your willful, substantial, continued and unjustified refusal or failure to perform your duties with the Company to the extent of your ability to do so (other than any failure due to physical or mental incapacity); (C) your willful misconduct materially and demonstrably injurious to the Company, financially or otherwise or (D) your substantial dependence on alcohol, or any narcotic drug or other controlled or illegal substance, provided that failure to submit to any medical examination reasonably requested by the Company shall itself constitute a separate basis for termination for "Good Cause."



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         9.  If your employment is terminated during the Covered Period as the result of your death, your Base Salary will be paid until the end of the calendar month in which the death occurs. If you voluntarily terminate your employment during the Covered Period or the Company terminates your employment for Good Cause, you shall be paid only the Base Salary until the date of termination. If at any time during the Covered Period or during the 120 days after the first to occur of a Severance Benefit Event, the Company terminates your employment other than for Good Cause, you shall receive the Severance Benefits. All rights under this letter agreement, other than those already accrued, terminate upon the termination of your employment with the Company.

         10. You shall be eligible to participate in such employee health and medical insurance, benefit plans and other fringe benefits as the Company may from time to time provide or make available to its senior employees.

         11. In consideration of the Company's naming you as Interim CFO and entering into this letter agreement, you release the Company from any and all obligations it may have had to you under that certain letter dated [________] 199[_] from Jack Wissman to you, or otherwise, with respect to the payment of severance benefits or other similar payments by or obligations of the Company in connection with the termination of your employment with the Company (other than those provided by law).

         12. The conditions of your employment as described in this letter agreement may not be altered or otherwise amended except pursuant to an instrument in writing signed by you and the Company. The Company will pay the reasonable fees and expenses of your counsel assisting you in the negotiation of this letter agreement.

         If this letter accurately reflects our understandings, please date and sign both copies of this letter, keeping one copy for your records and returning one fully executed copy to the undersigned.

                                          LAMALIE ASSOCIATES, INC.


                                          By:
                                             ----------------------------------
                                                    Patrick J. McDonnell
                                                         President

Accepted and Agreed to this
___ day of November, 1998


-----------------------------------
       Philip R. Albright